CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the MSS Series Trust and to the use of our report dated January 27, 2017 on the financial statements and financial highlights of CCA Aggressive Return Fund, a series of shares of beneficial interest in CCA Investments Trust. Such financial statements and financial highlights appear in the November 30, 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

September 25, 2017